EXHIBIT 5.12
CONSENT OF EDDIE MCLEAN
In connection with Alamos Gold Inc.’s registration statement on Form F-10 (the “Registration Statement”), and any documents incorporated by reference therein, to be filed with the United States Securities and Exchange Commission, I, Eddie McLean, B.Sc. (Met), FAusIMM, Manager Minerals Consulting, Ausenco Solutions Canada Inc., hereby consent to the use of and references to name, and the inclusion and incorporation by reference in the Registration Statement of the information approved by me that is of a scientific or technical nature and all other references to such information included or incorporated by reference in the Registration Statement.
Yours truly,

By:     /s/ Eddie McLean
Eddie McLean, B.Sc. (Met), FAusIMM
Manager Minerals Consulting,
Ausenco Solutions Canada Inc.
May 31, 2023